Exhibit 99.1

Biofrontera Inc. Announces Highly Significant Results In Phase 3 Study Of Ameluz®-Photodynamic Therapy (PDT) Regarding The Treatment Of Superficial Basal Cell Carcinoma (sBCC)

●	First Phase 3 PDT study in patients with sBCC in the United States.
●	Primary and secondary endpoints all highly statistically significant p<0.0001
●	Correlates to data seen in Europe where sBCC is already incorporated in the Summary of Product Characteristics.
●	BCC is the most common skin cancer in the US, with more than 3 million cases each year[1].

WOBURN, Mass. (October 31, 2024) – Biofrontera Inc. (Nasdaq: BFRI) (“Biofrontera” or the “Company”), a biopharmaceutical company specializing in the development and commercialization of PDT, today announced top-line results in its Phase 3 study of the use of Ameluz® with the BF-RhodoLED® lamp in the treatment of sBCC (study ALA-BCC-CT013).

The double-blind, randomized, placebo-controlled, multi-center study evaluated safety and efficacy in 187 patients with one or more clinically and histologically confirmed superficial BCCs. They each received one cycle of two PDT treatments (either Ameluz®-PDT or placebo-PDT) 1-2 weeks apart, repeated after three months, if required.

The primary endpoint was a composite of complete clinical and histological clearance of one preselected “main target” BCC lesion per patient 12 weeks after the start of the last PDT cycle. Ameluz®-PDT achieved 65.5% success (95/145 subjects) in this rigorous target, compared to 4.8% success (2/42 subjects) achieved with placebo-PDT (p<0.0001). Complete histological clearance was seen in 75.9% (110/145) of these lesions in the Ameluz® arm, compared to 19.0% (8/42) with placebo. Complete clinical clearance was achieved in 83.4% (121/145) of patients treated with Ameluz® compared to 21.4% (8/42) with placebo. The results for all other secondary efficacy parameters were equally highly significant (p<0.0001) with, for instance, 64.1% of Ameluz®-PDT patients achieving total clearance of all sBCC lesions compared to only 4.8% of those treated with placebo-PDT. Most patients who received Ameluz®-PDT rated the overall treatment satisfaction and esthetic outcome as very good (64.3%) or good (22.2%).”

“We are delighted that these highly significant results mirror those found in the European studies,” stated Dr. Hermann Luebbert, CEO and Chairman of Biofrontera. He added, “Once we finish the one-year follow up phase in December, we will be in a position to submit our dossier to the FDA around the end of Q2 / early Q3 of 2025”.

“I have used Ameluz®-PDT in my practice for many years for the treatment of Actinic Keratosis, and we were pleased to be a part of such an extensive and rigorous study to examine its use in patients with superficial BCC,” said Dr. David Pariser of Virginia Clinical Research and Pariser Dermatology, and Coordinating Investigator for the study.

“I am excited that the potential FDA approval may provide me with a new non-invasive option for my patients that may not involve potential scarring, or repeated office visits for ionizing radiation, and which could therefore lead to reduced patient burden and a beneficial cosmetic outcome,” commented Dr. Todd Schlesinger, board certified dermatologist and Mohs surgeon, and main contributor to the study.

About Basal Cell Carcinoma

BCC is the most common form of skin cancer and the most frequently occurring form of all cancers. In the U.S. alone, an estimated 3.6 million cases are diagnosed each year, a subset of which is superficial basal cell carcinoma. BCCs arise from abnormal, uncontrolled growth of basal cells at the bottom of the epidermis. They rarely spread beyond the original tumor site but, if untreated, can become locally invasive, grow wide and deep into the skin, and destroy skin, tissue and bone.1

1 https://www.skincancer.org/skin-cancer-information/basal-cell-carcinoma/

About Biofrontera Inc.

Biofrontera is a U.S.-based biopharmaceutical company specializing in the treatment of dermatological conditions with a focus on PDT. The Company commercializes the drug-device combination Ameluz® with the RhodoLED® lamp series for PDT of Actinic Keratosis, pre-cancerous skin lesions which may progress to invasive skin cancers2. The Company performs clinical trials to extend the use of the products to treat non-melanoma skin cancers and moderate to severe acne. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and X.

2 https://www.skincancer.org/skin-cancer-information/actinic-keratosis/

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended. These statements include, but are not limited to, statements relating to Biofrontera’s commercial opportunities and the commercial success of its licensed products. We have based these forward-looking statements on our current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED and/or RhodoLED XL in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz in combination with BF- RhodoLED and/or RhodoLED XL is consistent with the Company’s expectations; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which can be obtained on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

Investor Relations

Andrew Barwicki

1-516-662-9461

ir@bfri.com